Exhibit 10.6

THE MOODY’S CORPORATION

NONFUNDED DEFERRED COMPENSATION PLAN

FOR NONEMPLOYEE DIRECTORS

(as amended December 16, 2008)

1. Members of the Board of Directors (“Directors”) of the Company who are not employees of the Company or any of its subsidiaries (“Nonemployee Directors”) may elect on or before December 31 of any year to have payment of all or a specified part of all fees payable to them for their services as Directors (including fees payable to them for services as members of a committee of the Board of Directors of the Company (the “Board”)) during the calendar year following such election and succeeding calendar years deferred until they separate from service as Directors of the Company as determined pursuant to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder. Any person, not an employee, who shall become a Director during any calendar year, and who was not a Director of the Company on the preceding December 31, may elect, within 30 days of the date on which his or her term as a Director begins, to have payment of all or a specified part of such fees for the portion of the calendar year following such election and for succeeding calendar years so deferred. Any such election shall be made by written notice delivered to the Secretary of the Company. The “Company” means The Dun & Bradstreet Corporation, to be renamed the “Moody’s Corporation” after the shares of The New D&B Corporation (“New D&B”) are distributed as a dividend to the shareholders of The Dun & Bradstreet Corporation (“D&B”) (the “Spinoff”).

2. All deferred fees shall be held in the general funds of the Company, shall be credited to the Director’s account under The Moody’s Corporation Nonfunded Deferred Compensation Plan for Nonemployee Directors (the “Plan”) and shall be deemed to have been invested in one or more of the funds made available by the Committee hereunder from time to time in the Committee’s sole discretion, as such Director shall have most recently elected. Such election shall be made on a Deferred Compensation Election Form filed with the Secretary of the Company. The Director’s account shall be credited with deferred fees and with the investment performance of the respective funds in which the account is invested on the same basis and in the same manner as is applicable to employees participating in the Moody’s Corporation Deferred Compensation Plan. Directors may elect to have deferred amounts held and invested in one or more of the funds in multiples of 10%. Subject to the foregoing limitation on multiples of 10%, each Director may, at any time, make a revised investment election applicable to amounts deferred, or elect to have the amount credited to his or her account reallocated among the investment funds, such revised election or reallocation to be effective from and after the first day of the month following receipt of a Deferred Compensation Election Form by the Secretary of the Company. In the event a Director fails to make an investment election, his or her entire account shall be credited to the Special Fixed Income Fund.

3. With respect to each Nonemployee Director who was a nonemployee director of D&B prior to the Spinoff and continues to be a Nonemployee Director of the Company following the Spinoff, each such Director’s account shall be credited with the balance in the Director’s account as of the effective date of the Spinoff under The Dun & Bradstreet Corporation Nonfunded Deferred Compensation Plan for Non-Employee Directors (“Prior Plan”), giving effect to the election by each such Director to transfer such funds into the funds available under the Company’s Profit Participation Plan or successor plan; provided, however, that with respect to amounts deemed to be invested in the Dun & Bradstreet Common Stock Fund under the Prior Plan (the “D&B Fund”), each Director shall have (i) an amount of New D&B stock credited to the Dun & Bradstreet Common Stock Fund under the Plan equal to the number of shares of New D&B stock such Director would have received pursuant to the Spinoff if such Director owned the D&B stock credited to the D&B Fund as at the record date of the Spinoff and (ii) an amount of Company stock credited to the Moody’s Common Stock Fund under the Plan equal to the number of deemed shares of D&B stock such Director held under the D&B Fund; provided, further, that a Director may not reallocate his or her account, or elect to defer any additional amounts, into the New D&B Common Stock Fund.

4. The aggregate balance in the Director’s account, giving effect to the investment performance of the fund(s) to which deferred fees were credited, shall be paid to the Director in five or ten annual installments or in a lump sum, as the Director shall elect in the notice referred to in Paragraph 1 above. The first installment (or lump sum payment if the Director so elects) shall be paid on the tenth day of the calendar year immediately following the calendar year in which the Director separates from service as a Director of the Company, and subsequent installments shall be made on the tenth day of each succeeding calendar year until the entire amount credited to the Director’s account shall have been paid. The amount of each installment shall be determined by multiplying the balance credited to the Director’s account as of the December 31 immediately preceding the installment payment date by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installment payments over which payment of such amount is to be made, less the number of installments theretofore made. Thus, if payment is to be made in ten installments, the fraction for the first installment shall be 1/10th, for the second installment 1/9th, and so on.

5. If a Director should die before full payment of all amounts credited to the Director’s account, the full amount credited to the account as of December 31 of the year of the Director’s death shall be paid on the tenth day of the calendar year following the year of death to the Director’s estate or to such beneficiary or beneficiaries as previously designated by the Director in a written notice delivered to the Secretary of the Company.

6. A Director’s election to defer compensation shall continue until a Director separates from service as a Director or until the Director changes or terminates such election by written notice delivered to the Secretary of the Company. Any such notice of change or termination shall become effective as of the end of the calendar year in which such notice is given. Amounts credited to the account of a Director prior to the effective date of such change or termination shall not be affected thereby and shall be paid to the Director only in accordance with paragraph 4 (or Paragraph 5 in the event of death) above.

7. The right of a Director to any deferred fees and/or the interest thereon shall not be subject to assignment by the Director. If a Director does make an assignment of any deferred fees and/or the interest thereon, the Company may disregard such assignment and discharge its obligation hereunder by making payment as though no such assignment has been made.

8. If there is a “Change in Control” of the Company, as defined in Paragraph 9:

a) The total amount to the credit of each Director’s account as of the date of such Change in Control under the Plan shall be paid to the Director in a lump sum within 30 days from the date of such Change in Control; provided, however, if such payment is not made within such 30-day period, the amount to the credit of the Director’s account shall be credited with interest from the date of such Change in Control until the actual payment date at an annual rate equal to the yield on 90-day U.S. Treasury Bills plus one percentage point. For this purpose the yield on U.S. Treasury Bills shall be the rate published in The Wall Street Journal on the first business day of the calendar month in which the Change in Control occurred.

b) The total amount credited to each Director’s account under the Plan from the date of the Change in Control until the date the Director separates from service as a Director shall be paid to the Director in a lump sum within 30 days from the date the Director separates from service as a Director.

9. A “Change in Control” of the Company means a change in ownership of Moody’s Corporation, a change in the effective control of Moody’s Corporation, or a change in the ownership of a substantial portion of the assets of Moody’s Corporation. For this purpose, a change in the ownership of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group (as determined pursuant to the regulations under Section 409A), acquires ownership of stock of Moody’s Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Moody’s Corporation. A change in effective control of Moody’s Corporation occurs on either of the following dates: (1) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody’s Corporation possessing 50 percent or more of the total voting power of the stock of Moody’s Corporation, or (2) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. A change in the ownership of a substantial portion of the assets of the Corporation occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value (as determined pursuant to the regulations under Section 409A) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

10. Notwithstanding any provision herein to the contrary, amounts payable under this Plan shall not be funded and shall be made out of the general funds of the Company; provided,

however, that the Company reserves the right to establish one or more trusts to provide alternate sources of benefit payments under this Plan; provided, further, however, that upon the occurrence of a “Potential Change in Control” of the Company, as defined below, the appropriate officers of the Company are authorized to make transfers to such a trust fund, established as an alternate source of benefits payable under the Plan, as are necessary to fund the lump sum payments to Directors required pursuant to Paragraph 8 of this Plan in the event of a Change in Control of the Company; provided, further, however, that if payments are made from such trust fund, such payments will satisfy the Company’s obligations under this Plan to the extent made from such trust fund.

For the purposes of this Plan, “Potential Change in Control” means:

a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

b) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;

c) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company’s then outstanding securities, increases such person’s beneficial ownership of such securities by 5% or more over the percentage so owned by such person; or

d) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Company has occurred.

11. The Governance and Compensation Committee of the Board (the “Committee”) shall be responsible for the administration of the Plan and may delegate to any management committee, employee, Director or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion. The Committee shall have full authority to interpret the provisions of the Plan and construe all of its terms, to adopt, amend and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable, other than those determinations delegated to management employees or independent third parties by the Board. All of its rules, interpretations and decisions shall be applied in a uniform manner to all Directors similarly situated and decisions of the Committee shall be conclusive and binding on all persons. Any action permitted to be taken by the Committee may be taken by the Board, in its discretion.

12. Neither participation in the Plan nor any action under the Plan shall be construed to give any Director a right to be retained in the service of the Company.

13. The Plan may be modified, amended or revoked at any time by the Board.

14. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

15. The Plan is intended to comply with the provisions of Section 409A of the Code in order to avoid taxation of amounts deferred hereunder before such amounts are distributed from the Plan, and the Plan will be interpreted accordingly

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